CERTIFICATE OF AMENDMENT TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                          PRIVATE TRADING SYSTEMS, INC.

     Private Trading Systems, Inc., a corporation organized and existing under the Nevada Revised Statutes ("NRS") of the State of Nevada does hereby certify:

     FIRST:  The  name  of  the  Corporation  is  Private  Trading Systems, Inc.

     SECOND: The original Articles of Incorporation were filed with the Secretary of State of the State of Nevada on July 15, 2004 under the name Mesa Gold, Inc.; amended January 3, 2005 to change the name of the corporation to Private Trading Systems, Inc.; and amended and restated November 30, 2005.

     THIRD: The amendments to the Amended and Restated Articles of Incorporation set forth in this Certificate of Amendment have been duly adopted in accordance with Section 78.390 of the NRS.

     FOURTH:  Article  III,  Subsection  2.1.  Common  Stock  of the Amended and
                                               -------------
Restated Articles of Incorporation is amended to add the following paragraphs at the end thereof:

     REVERSE STOCK SPLIT. Effective as of the close of business on the filing date of this Certificate of Amendment with the Secretary of State of the State of Nevada each ten shares of Common Stock, par value $0.001, of the Corporation issued and outstanding or held in the treasury of the Corporation as of the close of business on January 13, 2006 (the "OLD COMMON STOCK") will automatically be combined, reclassified and changed into one fully paid and non-assessable share of Common Stock, par value $0.001 (the "NEW COMMON STOCK") without any further action by the holders of such shares; provided, however,
                                                              --------
that in lieu of issuing any fractional share, the Corporation will make a payment in cash of the fair market value of the fractional share. The
Corporation's board of directors may elect either (a) to arrange for the Corporation's transfer agent to aggregate and sell the fractional shares of the common stock and distribute the funds in lieu of those fractional shares or (b) to make a cash payment in an amount equal to the fair market value of the fractional shares to the holding stockholders (the "REVERSE STOCK SPLIT").

     HOLDERS OF OLD COMMON STOCK. Each holder of record of a certificate or certificates for one or more shares of Old Common Stock will be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the number of shares of New Common Stock to which such holder will be entitled pursuant to the above provisions relating to the Reverse Stock Split to the extent any such holder has not already received a certificate representing the new common stock.

     SURRENDER OF CERTIFICATES. Any certificate for shares of Old Common Stock not so surrendered will be deemed to represent shares of New Common Stock issuable upon its surrender pursuant to the foregoing paragraphs.

     IN WITNESS WHEREOF, Private Trading Systems, Inc. has caused this Certificate of Amendment to be signed by the undersigned duly authorized officer this 8th day of January, 2006 and the foregoing facts stated herein are true and correct.

                                        PRIVATE TRADING SYSTEMS, INC.

                                        By:  /s/ C. Austin Burrell
                                             -------------------------------
                                        Name:  C. Austin Burrell
                                        Title:  Chief Executive Officer


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